As filed with the Securities and Exchange Commission on May 3, 1996
                         Registration No. ______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-3
                             Registration Statement
                                    Under The
                             Securities Act of 1933

                                ILX INCORPORATED
             (Exact name of registrant as specified in its charter)
ARIZONA                                                            86-0564171
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)
                            2777 East Camelback Road
                             Phoenix, Arizona 85016
                                 (602) 957-2777
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                JOSEPH P. MARTORI
                             Chief Executive Officer
                                ILX Incorporated
                            2777 East Camelback Road
                             Phoenix, Arizona 85016
                                 (602) 957-2777
           (Name, address, and telephone number, of agent for service)

                                    Copy to:
                             CAROL A. COLOMBO, ESQ.
                             Colombo & Bonacci, P.C.
                        2525 East Camelback Rd., Ste. 840
                             Phoenix, Arizona 85016
                                 (602) 956-5800

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]____________________.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________.
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
           Title of Each Class                      Amount             Average of Bid & Ask Price of          Amount
     of Securities to Be Registered                  to be                     Common Stock                     of
                                                  Registered                 as of May 1, 1996           Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
  Common Stock, no par value per share         8,734,488* shares                 $1.28125                   $5,295.66*
=============================================================================================================================

* Pursuant to Rule 429(a) of the Securities Act, this Registration Statement relates to Registration No. 33-75382 filed on Form S-3 and concerning 7,838,462 shares and with respect to which a fee of $4,388.60 already has been paid. Of those shares registered at Registration No. 33-75382, 1,157,020 have previously been disposed of and 6,681,442 continue to be held by the Selling Shareholders. Accordingly, a registration fee of only $907.06 need by filed for the 2,058,046 shares newly registered hereunder.

                                ILX INCORPORATED
                 8,734,488 Shares of Common Stock, No Par Value

         This Prospectus relates to 8,734,488 shares of common stock, no par value per share (the "Selling Shareholders' Common Stock") of ILX Incorporated ("ILX") that are owned by Alan R. Mishkin, Joseph P. Martori, Edward J. Martori, Martori Enterprises Incorporated, Nancy J. Stone, William G. Was, Jr., Investor Resource Services, Inc. and Universal Solutions, Inc. (collectively, the "Selling Shareholders"). The Selling Shareholders' Common Stock is being offered for the accounts of the Selling Shareholders.

         ILX will not receive any part of the proceeds from the offering of the Selling Shareholders' Common Stock.

         See "RISK FACTORS" for certain considerations relevant to an investment in the Selling Shareholders' Common Stock.

         ILX's Common Stock (the "ILX Common Stock") is quoted on the National Association of Securities Dealers Automated Quotation Small Cap Market System under the symbol "ILEX."
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                                             Proceeds to
                  Price to Public*   Commissions*        Selling Shareholders*
- --------------------------------------------------------------------------------
Per Unit          $       1.28125     $    0.05125           $     1.23
Total           $11,191,062.75      $447,642.51          $10,743,420.24
- --------------------------------------------------------------------------------

         Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                               ------------------

                   The date of this Prospectus is May __, 1996
- -------------
   *Estimated based on the average of the bid and ask price of ILX Common Stock of $1.28125 as of May 1, 1996 and on an assumed average rate of commissions (as defined in the Securities Act of 1933 and the rules and regulations under it) of 4% applied to all sales. However, see "PLAN OF DISTRIBUTION." The sales price received for, and the commissions paid on, the sale of the Selling Shareholders' Common Stock may vary from the above assumed sales price and commission rate. Further, ILX rather than the Selling Shareholders will pay the following estimated expenses of issuance and distribution (see "USE OF PROCEEDS," "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION"):

Registration  Fees  $5,295.66;  Legal  Fees  $5,000.00;   Printing  &  Engraving
$1,500.00; Accounting Fees $3,500.00; Transfer Agent's Fees $1,000.00.

                              AVAILABLE INFORMATION

         ILX is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by ILX can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and at 7 World Trade Center, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The ILX Common Stock is listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap Market System under the symbol "ILEX". Reports, proxy statements and other information concerning ILX can be inspected at the National Association of Securities Dealers, Report Section, 1735 "K" Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

         The following documents are hereby incorporated by reference: (i) ILX's annual report on Form 10-K for the fiscal year ended December 31, 1995 ("ILX's 10-K") and the exhibits attached thereto or incorporated therein; (ii) ILX's Proxy Statement dated April 19, 1996, which was filed with the Commission on April 26, 1996 ("ILX's Proxy Statement"); and (iii) the description of the ILX Common Stock set forth in ILX's Registration Statement filed with the Commission on July 29, 1987, and any and all amendments thereto filed for the purpose of updating such description.

         All documents filed by ILX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment (which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Documents relating to ILX (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) are available, and will be provided without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered upon a written or oral request to ILX Incorporated, Attention: Nancy J. Stone, 2777 East Camelback Road, Phoenix, Arizona 85016, telephone number (602) 957-2777.

                                  RISK FACTORS

         An investment in ILX Common Stock involves certain risks. In addition to other information contained in or incorporated by reference into this Prospectus, prospective purchasers carefully should consider the following risk factors before purchasing ILX Common Stock.

         Nature of Business; Business Plan. Resort development and sales to owner-users, whether through condominium creation or interval ownership, including timesharing or vacation club membership, present certain financial and operational risks that should be considered by each prospective purchaser. These risks include, but are not limited to, the following:

                  Unfavorable Publicity; Remarketing Difficulty. The timeshare or interval ownership industry has been the subject of unfavorable publicity, particularly with respect to difficulties faced by purchasers in remarketing their timeshare interests. Negative publicity might reduce sales and adversely affect the value of ILX's securities, including ILX Common Stock.

                  Marketing Expenses High Compared to Sales Prices. The cost of marketing timeshare interests is a high percentage of the selling price of the timeshare interests. Although ILX has set the sales prices of timeshare interests at levels that are believed to be sufficiently high to cover such costs, there can be no assurance that the timeshare interests of the projects currently involved or other timeshare interests of any other given project will continue to be saleable at such prices. Higher costs could reduce or eliminate profit margins.

                  Buyer Defaults. Generally, buyers of vacation ownership interests present a greater risk of default than home mortgagors, even if they meet credit qualification standards. Private mortgage insurance or its equivalent is not readily available to cover defaults with respect to buyers' purchases of vacation ownership interests. If a buyer defaults, the costs ILX expended to make the associated sale are not recoverable and such costs must be incurred again after the timeshare interest has been returned to ILX's inventory for resale.

                  Lack of Diverse Locations. The attractiveness of interval ownership in resorts may be enhanced by the availability of exchange networks allowing owners to "trade" the time they have purchased for time at another resort. Several companies, including Resort Condominiums International ("RCI") and Interval International ("II"), provide broad-based exchange networks. ILX has qualified its Los Abrigados Resort & Spa, Golden Eagle Resort, Kohl's Ranch Lodge and Ventura Resort properties for participation in the RCI network, and has qualified Varsity Clubs of America -- South Bend Chapter, Varsity Clubs of America -- Tucson Chapter, and Costa Vida Vallarta Resort for participation in the II network. Neither ILX's ability to qualify additional properties nor the continued availability of such exchange networks, however, can be assured. If ILX is unable to respond to consumer demand for greater choices of locations, it may be at a competitive disadvantage with companies that can offer such choices.

                  Potential Competition. Resort development and operation, including condominiums and timesharing, is a highly competitive industry. ILX anticipates that it will continue to face keen competition in all aspects of its operations from organizations that are larger, better financed and more experienced, such as the Walt Disney Company, Hilton Hotels Corporation, Hyatt Hotels Corporation and Marriott International Corporation. There can be no assurance that ILX will be able to compete successfully with such companies.

                  Regulation. ILX's timeshare sales are subject to state regulation by the states in which properties are located and states in which timeshare interests are marketed or sold. ILX and its subsidiary companies presently are permitted to market and sell timeshare interests in

         Arizona, Colorado, Florida, Illinois, Indiana, Iowa, Nevada and Pennsylvania. ILX anticipates that ILX and its subsidiaries will apply for the right to conduct additional sales operations in various other states throughout the United States. There can be no assurance that each or any such state will grant, or continue to grant, ILX the right to sell its timeshare interests in such states or that, if such right to conduct sales operations is granted, it will be granted on terms and conditions acceptable to ILX. Further, if agents or employees of ILX violate such regulations or licensing requirements, such acts or omissions might cause the revocation or non-renewal of such licenses required for the sale by ILX and its subsidiary companies of timeshare interests in such states. Under certain conditions, timeshare interests may be considered "securities" under state or federal law, with consequent time-consuming and expensive requirements for registration of such interests, licensing of salespeople and compliance with other regulations. There is no assurance that ILX's interval ownership plans can be designed definitely to avoid regulation as "securities" under federal law or the state law in the states where ILX desires to or does conduct sales or in which its properties are located. If ILX's timeshare interests are deemed to be securities, there can be no assurance that ILX will be able to comply with the applicable state and federal securities requirements and if ILX's timeshare interests are deemed to be securities, such a determination may create liabilities or contingencies that may impact ILX's ability to perform its obligations and may undermine the value of ILX's securities, including ILX Common Stock.

                  Failure to Achieve Business Plan. Although ILX intends to expand its marketing of timeshare interests, no assurance can be given that ILX will be able to achieve these objectives or that, if these objectives are achieved, ILX will be profitable.

                  Potential Lack of Development Financing. ILX's ability to expand its business to new resort projects, including the development of additional Varsity Clubs facilities, will in large part depend upon the availability of financing for the acquisition and development of such projects. There can be no assurance that adequate additional financing will continue to be available or that, if it is available, it will be available on terms and conditions favorable to ILX.

         New Concept; Uncertainty of Market Acceptance. ILX's management believes that the Varsity Clubs concept is new and, as is typical in the case of a new concept, the ultimate level of demand for and market acceptance of the Varsity Clubs concept is uncertain. There can be no assurance that VCA will be able to implement its business strategy or, if the strategy is implemented, that it will be profitable. Failure of the Varsity Clubs concept could adversely affect ILX's business and the value of ILX's securities, including ILX Common Stock. ILX's management is aware of no other timeshare concepts that are targeted toward VCA's identified market niche, which is the development of high quality accommodations near prominent colleges and universities with nationally recognized athletic programs. The hotel industry is, however, quick to recognize and copy profitable lodging concepts. There can be no assurance that VCA will be able to capitalize on this perceived market niche, if and to the extent it exists, before other larger and better financed competitors become aware of and exploit this opportunity.

         Possibility of Downturn in General Economic Conditions. Any substantial downturn in economic conditions or any significant increase in the cost of fuel or transportation in general could significantly depress discretionary consumer spending and, therefore, have a material adverse effect on ILX's sales of vacation timeshare interests. In addition, the future unavailability of attractive financing rates and favorable tax treatments (e.g. deductibility of interest payments for "second homes," including interval ownership weeks) could adversely affect ILX's business.

         Potential Lack of Consumer Receivable Financing. A substantial majority of ILX's timeshare sales are made on an installment basis. At such time as a sale is made, ILX is required to pay commissions and other costs that exceed ILX's cash-up-front receipts. Written arrangements presently exist for both the sale and financing of consumer receivables created by such installment sales. The financing is on a recourse basis and thus requires ILX to bear the risk of consumer default. ILX's ability to sell interval ownership weeks will depend upon the continued availability of consumer receivable financing. There can be no assurance that such financing will continue to be available or that, if it is available, it will be available on terms and conditions favorable to ILX. If such financing becomes unavailable upon expiration of existing written arrangements or otherwise, ILX will have to rely upon other methods that could severely limit ILX's ability to fund future operations. In that regard, an affiliate of one of ILX's several primary lenders, Bennett Funding, recently filed for bankruptcy protection. ILX has been informed that said proceedings do not involve the affiliate with which ILX conducts business. ILX management is of the opinion that such bankruptcy should have no material impact on its ability to obtain financing, either from said affiliate or alternate sources.

         Dividends. ILX has paid no cash dividends on its common or any series of preferred stock and it does not contemplate paying cash dividends on its common stock in the foreseeable future. It is the present intention of ILX's management to retain future earnings, if any, for use in ILX's business. Failure to pay dividends on the Series C Stock will entitle the holders thereof to receive additional ILX Common Stock upon conversion and the increased liquidation preference attributable to the Cumulation Shares (see "Description of ILX Securities and Pertinent Arizona Statutes -- Description of Series C Stock"); however, dividends on the Series C Stock are not otherwise cumulative. Further, dividends cannot be paid on Series C Stock unless mandatory sinking fund requirements are met and dividends are paid with respect to ILX's Series A Stock. The Series B Stock pays no dividends.

         Arizona Anti-takeover Provisions. ILX does not have any provisions in its Articles of Incorporation or Bylaws that directly prohibit the takeover or change in control of ILX. However, Sections 10-2701 et seq. of the Arizona Revised Statutes, as amended, restrict a security holder or acquiror from affecting changes in control of corporations such as ILX or from exercising voting rights without shareholder approval when shareholdings exceed certain thresholds. See "Description of ILX Securities and Pertinent Arizona Statutes -- Arizona Anti-takeover Legislation and Anti-takeover Devices." Such statutory restrictions may adversely hamper future transactions involving a change in control or potential change in control of ILX or transactions with persons with shareholdings over specified percentages, thereby depressing the price of ILX Common Stock or the price of other ILX securities. Further, such restrictions may adversely affect the ability of one or more holders of ILX securities, including ILX Common Stock, to effect a change in control of ILX.

         Reliance on Key Personnel. ILX relies upon certain key management employees, including its Chairman and Chief Executive Officer, Joseph P. Martori, and the loss of any such individual could adversely affect ILX. ILX believes that its future success will depend upon its ability to attract and retain key personnel. There can be no assurance that ILX will be able to retain key members of its current management team or that it will be able to attract experienced personnel in the future. ILX currently does not have employment agreements with such personnel.

         Voting Control by Existing ILX Shareholders. ILX is required by Arizona law to elect directors utilizing cumulative voting. By exercising his or her right to vote cumulatively, a common shareholder would be able to elect a percentage of directors corresponding to the percentage of the ILX Common Stock held by such shareholder assuming the existence of a sufficient number of directorships. ILX's Bylaws authorize a Board of no less than one nor more than 15 directors. ILX currently has eight directorships (seven of which are filled and one of which is vacant). Consequently, a purchaser must hold 11.11% plus one share of the ILX Common Stock to be able independently to elect a director. Martori Enterprises Incorporated, an Arizona corporation ("MEI"), Joseph P.
Martori and Edward J. Martori, collectively, own or have the power to vote approximately 44.96% of the outstanding ILX Common Stock, and thereby have the power to elect at least 4 members of the 8 member Board of Directors and to influence substantially ILX's business and affairs. If the interests of MEI, Joseph P. Martori and Edward J. Martori, as shareholders, differ from the interests of the other shareholders, such other shareholders may be adversely affected by such control. Joseph P. Martori and Edward J. Martori also are directors of ILX and Joseph P. Martori is Chairman of the Board and Chief Executive Officer of ILX. Joseph P. Martori and Edward J. Martori also are controlling shareholders of MEI. Accordingly, MEI, Joseph P. Martori and Edward J. Martori are able to exert substantial influence over and in most cases control essentially all of ILX's business and affairs. ILX's management believes that Alan R. Mishkin owns an amount of ILX Common Stock sufficient to elect at least one member of the Board of Directors.

         Effect of Shares Eligible for Future Sale on Market Price of ILX Securities. Certain ILX shareholders hold commercially significant amounts of ILX Common Stock. Such stock is (i) freely tradeable, (ii) may become available for resale in the open market pursuant to Rule 144 promulgated under the Securities Act, or (iii) may become freely tradeable pursuant to a registration of such shares. The sale of commercially significant amounts of ILX Common Stock under or subsequent to this offering could adversely affect the prevailing market price of ILX Common Stock. Such sales also could impair ILX's ability to raise additional capital through the sale of its securities. ILX filed a Form S-3 Registration Statement on May 9, 1994 (supplemented on August 19, 1994 and amended under a Registration Statement filed on May 3, 1996 of which the Prospectus is a part). A total of 8,734,488 shares of ILX Common Stock have been registered federally pursuant to these Form S-3 Registration Statements. The market price for the ILX Common Stock may be adversely affected if all of the Selling Shareholders attempt to sell the Selling Shareholders' Common Stock at the same time or over a short period of time.

         Liquidation. ILX has non-voting Series A Preferred Stock, $10.00 par value, ("Series A Stock") that is entitled to an annual dividend of $.80 per share commencing July 1, 1996 provided that the funds are legally available therefor. The Series A Stock has a liquidation preference that is superior to the liquidation rights of all other classes of ILX securities. ILX has non-voting Series B Convertible Preferred Stock, $10.00 par value, ("Series B Stock") that has a liquidation preference of $10.00 that is junior to the liquidation preference of the Series A Stock but senior to that of all other classes of ILX securities. Further, commencing July 1, 1996, each share of the Series B Stock may be converted into two shares of ILX Common Stock (and the rate shall be adjusted for dividends paid in ILX Common Stock, stock splits, reverse splits and stock reclassifications). The Series C Stock is entitled to an annual dividend of $.60 per share when and as declared by ILX's Board of Directors (it can not and may not be paid unless the dividend and certain sinking fund payments are made with respect to the Series A Stock). If ILX does not pay some or all of the annual dividend, any unpaid amount that accrues before the fifth anniversary date of the Merger (defined below) is deemed the "Dividend Arrearage" and a shareholder's Dividend Arrearage, when divided by $6.00, is the shareholder's "Cumulation Shares." The Series C Stock has a liquidation preference of $10.00 per share (plus $6.00 per Cumulation Share to which a shareholder is entitled). The liquidation preference is junior to the liquidation preference on the Series A Stock and Series B Stock but is senior to the liquidation rights of the ILX Common Stock. This description of liquidation provisions of the Series A, Series B and Series C Stock is qualified in its entirety by the discussion of such provisions contained in "Description of ILX Securities and Pertinent Arizona Statutes," below.


                                   THE COMPANY
General.

         ILX is an Arizona corporation formed in October, 1986 for the purpose of developing, operating, financing and marketing interval ownership interests, often referred to as "timeshare" interests, in resort properties and engaging in other leisure-oriented business activities. ILX's principal executive offices are located at 2777 East Camelback Road, Phoenix, Arizona 85016, telephone number (602) 957-2777.

         ILX sells timeshare interests in resorts located in Arizona, Colorado, Florida, Indiana and Mexico. Generally, ILX either owns all or a controlling interest in the resort itself, or it owns a designated number of timeshare interests in a resort and has a corresponding right to sell those timeshare interests to third parties. See "Risk Factors -- Nature of Business; Business Plan."

         ILX owns all or a controlling interest in the following resorts: Los Abrigados Resort & Spa in Sedona, Arizona, Golden Eagle Resort in Estes Park, Colorado, Kohl's Ranch Lodge in Gila County, Arizona, Lomacasi Resort in Sedona, Arizona and Varsity Clubs of America -- South Bend Chapter in Mishawaka, Indiana.

================================================================================
                       RESORT                           OWNERSHIP INTEREST
- --------------------------------------------------------------------------------
1.       Los Abrigados Resort & Spa                     78.5% Fee Simple
                                                        through Subsidiary*
- --------------------------------------------------------------------------------
2.       Golden Eagle Resort                            100% Fee Simple
- --------------------------------------------------------------------------------
3.       Kohl's Ranch Lodge                             100% Fee Simple
- --------------------------------------------------------------------------------
4.       Lomacasi Resort                                75% Fee Simple
                                                        through
                                                        Subsidiary**
- --------------------------------------------------------------------------------
5.       Varsity Clubs of America -- South              100% Fee Simple
         Bend Chapter                                   through Subsidiary***
================================================================================

                  *The Los Abrigados Resort & Spa is owned by Los Abrigados Partners Limited Partnership ("LAP"). ILE Sedona Incorporated, a wholly owned subsidiary of ILX, is the general partner of LAP and owns 71% thereof. ILX is the Class A Limited Partner and owns 7.5% thereof.

                  **Lomacasi Resort is owned by The Sedona Real Estate Limited Partnership #1 ("SRELP"). Lomacasi Resort Incorporated, a wholly owned subsidiary of Genesis Investment Group, Inc., which in turn is a wholly-owned subsidiary of ILX, is the general partner of SRELP and owns 75% thereof.

                  ***Varsity Clubs of America -- South Bend Chapter is owned by VCA South Bend Incorporated, which is a wholly owned subsidiary of Varsity Clubs of America Incorporated, which in turn is a wholly owned subsidiary of ILX.

The properties owned by ILX or its subsidiaries are operated as hotels to the extent of unused or unsold timeshare inventory.

         In addition, ILX owns a designated number of timeshare interests in the following resorts and has a right to sell those timeshare interests to third party purchasers: Ventura Resort in Boca Raton, Florida and Costa Vida Vallarta Resort in Puerto Vallarta, Mexico.

================================================================================
                       RESORT                                  LOCATION
- --------------------------------------------------------------------------------
1.       Ventura Resort                                   Boca Raton, Florida
- --------------------------------------------------------------------------------
2.       Costa Vida Vallarta Resort                       Puerto Vallarta,
                                                          Mexico
================================================================================

         Except for the Costa Vida Vallarta Resort, described below, timeshare purchasers acquire deed and title to an undivided fractional interest in the entire resort or to a particular unit or type of unit, which entitles the purchaser to use a unit at the selected resort and to use the resort's common areas during a designated time period. On occasion, ILX reacquires a timeshare interest through a variety of circumstances including, but not limited to, customers' defaults on their obligation to pay for their timeshare interests. In those instances, the reacquired timeshare interests are restored to ILX's inventory for resale.

         Each of the above referenced resorts is affiliated with a not-for-profit organization, the members of which are the owners (including ILX and its subsidiaries) of timeshare interests in each such resort. These not-for-profit organizations have certain recorded governing documents that contain restrictions concerning the use of the resort property and that retain certain benefits for ILX and its subsidiaries.

         With respect to those resort properties owned by ILX or its subsidiaries (Los Abrigados Resort & Spa; Kohl's Ranch Lodge; Lomacasi Resort and Varsity Clubs of America -- South Bend Chapter), a portion of the price paid to ILX by a purchaser of a timeshare interest in those resorts must be paid by ILX to the holder(s) of the underlying mortgage(s) on the property in order to release such timeshare interest from the lender's underlying encumbrance. This "release fee" ensures that the timeshare purchaser can acquire clear title to his or her timeshare interest.

         ILX began marketing timeshare interests in the Ventura Resort in Boca Raton, Florida in 1987. The Ventura Resort is located across from Boca Beach in Boca Raton, Florida. ILX is authorized by the states of Arizona and Florida to sell timeshare interests in Ventura Resort in those states. ILX had approximately 20 weeks available for sale at December 31, 1995.

         In 1986, ILX purchased, and in 1987 began operations at, the Golden Eagle Resort, which is located in the town of Estes Park, Colorado, within three miles of the Rocky Mountain National Park. The Golden Eagle Resort, including a four-story wood-frame main lodge, is situated on approximately 4 acres of land and is bounded generally by undeveloped forested mountainside land. The lodge property contains 27 guest rooms, a restaurant, bar, library and outdoor swimming pool, as well as two other free standing buildings containing 6 guest rooms and support facilities. Space is available to construct additional suites in the lodge and adjacent buildings. ILX also owns one unit in a residential duplex adjacent to the property.

         Marketing of timeshare interests in the Golden Eagle Resort began in 1987. ILX offers a minimum of 1,785 timeshare weeks in the Golden Eagle Resort. Arizona, Colorado and Indiana have authorized ILX to sell timeshare interests in Golden Eagle Resort in those states. ILX had approximately 501 weeks available for sale in completed suites at December 31, 1995. The Golden Eagle Resort is, as of December 31, 1995, encumbered by (i) a note and deed of trust in the amount of $1,549,990, which is payable in monthly installments of interest at the rate of 12% per annum and annual installments of principal in the amount of $100,000, and matures in December, 1998, and (ii) a second deed of trust securing repurchase obligations relating to borrowings against consumer notes receivable in the principal amount of $1,195,716 and sales of consumer notes receivable sold with recourse in the approximate amount of $923,000 at December 31, 1995.

         In  September,  1988 ILX  acquired  an  ownership  interest  in the Los
Abrigados Resort & Spa in Sedona, Arizona through BIS-ILE Associates ("BIS-ILE"), a partnership that was formed to acquire and market the property and in which ILX held an interest as a general partner. See "The Company -- Other Wholly Owned Subsidiaries -- ILE Sedona Incorporated." The Los Abrigados Resort & Spa is located on the northwest bank of Oak Creek in Sedona, Arizona, approximately 110 miles northwest of Phoenix. The resort consists of a main building (which houses the lobby, registration area, executive offices, meeting space, a health spa and athletic club, food and beverage facilities and support areas) and 174 suites in 22 one and two story free-standing structures. In addition, a two bedroom historic homesite that has been renovated to include a spa and other luxury features is also on the property and has been marketed by ILX. The resort has an outdoor swimming pool, tennis courts and other recreational amenities and is situated on approximately 19 acres of land.

         Marketing of timeshare interests in the Los Abrigados Resort & Spa began in February, 1989. ILX, directly and through its wholly owned subsidiary, ILE Sedona Incorporated, has served as managing general partner of BIS-ILE and its successor, Los Abrigados Partners Limited Partnership, an Arizona limited partnership ("LAP"), since inception. A total of 9,100 timeshare weeks may be sold in Los Abrigados Resort & Spa. Arizona, Colorado, Indiana, Iowa and Nevada have authorized ILX to sell timeshare interests in Los Abrigados Resort & Spa in those states. At December 31, 1995, ILX had approximately 3,360 weeks available for sale, and options to purchase 430 weeks had been extended to owners of Golden Eagle Resort. In addition, one to two year options have been extended to certain owners of alternate year usage at Los Abrigados that allow the owners to increase their ownership to every year usage. (Such options are at prices in excess of the current prices for such usage.) Also, Genesis Investment Group, Inc., a wholly owned subsidiary of ILX holds an option to purchase, and is subject to a put option requiring it to purchase, 517 additional timeshare weeks, which timeshare weeks will be made available for sale upon exercise of the option. See "The Company -- Other Wholly Owned Subsidiaries -- Genesis Investment Group, Inc." The Los Abrigados Resort & Spa is, as of December 31, 1995, encumbered by (i) a deed of trust, securing a note in the amount of $805,000, which is payable in monthly installments of $80,000 principal and interest at the rate of prime plus 1.25% and matures in September, 1996, and
(ii) two subordinate deeds of trust of equal priority securing repurchase obligations relating to borrowings against consumer notes receivable in the principal amount of $246,828 and sales of consumer notes receivable with recourse in the amount of approximately $17 million. Subsequent to December 31, 1995, ILX borrowed an additional $1,760,000 from the first deed of trust holder, and the terms of the note were modified to provide for monthly installments of $82,833 principal plus interest and to extend the maturity date to June 1998.

         On March 1, 1996, ILX indirectly became the 75% general partner of SRELP that owns the Lomacasi Resort in Sedona, Arizona, a 19 cottage, 5.27 acre property approximately one mile from the Los Abrigados Resort & Spa. The property was encumbered by deeds of trust totaling approximately $2.2 million, including accrued interest, on March 1, 1996. ILX intends initially to use the resort to provide lodging accommodations to prospective timeshare purchasers at ILX's Sedona sales office. ILX may offer timeshare interests in the property in the future.

         Effective as of November 21, 1995, ILX, ILES and LAP (collectively "Developer") entered into a Management Agreement with Bennett Funding International, Ltd. ("Bennett Funding"), a timeshare lender of ILX, with respect to the Los Abrigados Resort & Spa. Bennett Funding is to provide general supervision, strategic planning and consultation with respect to LAP and Los Abrigados Resort & Spa, and with respect to the marketing and sale of 3,500 timeshare intervals at Los Abrigados Resort & Spa. The term of the Management Agreement commenced on December 1, 1995 and is to continue for 5 years or such longer time as may be required to complete the sale of the subject 3,500 timeshare interests. Bennett Funding will have the right to purchase timeshare receivables of LAP on the same terms and conditions as have been historically available from Bennett Funding to Developer, except that "holdback" requirements would be adjusted to terms more favorable to Developer. Bennett Funding has advanced under the Management Agreement approximately $2.1 million to be used by Developer for working capital needs associated with Los Abrigados Resort & Spa and/or LAP and to reimburse Developer for sums previously expended for capital improvements and other expenses of Developer. The advance, plus 12% cost of funds factor on the outstanding balance of the advance, will be repaid in equal monthly installments over 36 months from one-half of the monthly cash flows from the sale of the subject 3,500 timeshare intervals. Payment of the advance is guaranteed by ILX, ILES and LAP. Bennett Funding will receive a management fee equal to one half of the cash flow from the sale of the 3,500 timeshare intervals, determined on a monthly basis, less the amount received in such month by Bennett Funding toward repayment of the advance. LAP has executed and recorded a Declaration of Trust with respect to the subject timeshare intervals in connection with its obligations under the Management Agreement. A copy of the Management Agreement was filed as an exhibit to ILX's 10-K and the foregoing description is qualified in its entirety by reference to the actual Management Agreement. It is the position of ILX management that Bennett Funding is in anticipatory breach of the Management Agreement.

         The Costa Vida Vallarta Resort is a beach front resort located in Puerto Vallarta, Mexico. During 1993, 1994 and 1995, ILX acquired timeshare weeks in the resort that provide a right to occupy a specific week and unit in the resort and to use the common areas of the resort (during the week of occupancy) through and including the year 2009. Arizona, Colorado and Indiana have authorized ILX to sell timeshare interests in the Costa Vida Vallarta Resort in those states. ILX had approximately 53 timeshare interests available for sale as of December 31, 1995.

         On June 1, 1995, ILX acquired ownership of Kohl's Ranch Lodge ("Kohl's Ranch"). Kohl's Ranch is a 10.5 acre property located 17 miles northeast of Payson, Arizona. It is bordered on the eastern side by Tonto Creek and is surrounded by Tonto National Forest. The main lodge of Kohl's Ranch contains 41 guest rooms and a variety of common area amenities. Kohl's Ranch also includes eight 1- and 2-bedroom cabins along Tonto Creek, a triplex cabin with two 1-bedroom units and one efficiency unit, and a free standing building that contains sales offices and food and beverage facilities.

         On June 14, 1995, the Arizona Department of Real Estate approved ILX's application to sell timeshare interests in Kohl's Ranch. Timeshare sales commenced in July, 1995. As of December 31, 1995, ILX had approximately 2,574 timeshare weeks available for sale. In addition to the sale of timeshare interests, ILX intends to continues to operate Kohl's Ranch as a lodge-hotel. ILX has begun refurbishing Kohl's Ranch, maintaining its authentic ranch atmosphere and decor. ILX anticipates commencing construction of six new duplex cabins on the property in the future, thus adding twelve 2-bedroom cabins, for a total of 64 units and 3,328 timeshare weeks available for sale. Kohl's Ranch is, as of December 31, 1995, encumbered by (i) a first position note and deed of trust in the amount of $853,500, payable in equal installments of principal and interest through December 1998, (ii) a second position note and deed of trust in the amount of $334,800, which is payable, commencing June 1, 1996, in monthly installments of $7,500 principal plus interest at the rate of 8% per annum, and matures on June 1, 2000, and (iii) a third position note and deed of trust securing repurchase obligations relating to borrowings against consumer notes receivable in the principal amount of $338,849.

         ILX's interval ownership plans compete both with other interval ownership plans as well as hotels, motels, condominium developments and second homes. ILX considers its competitive environment to include not only the areas near its properties but also other vacation destination alternatives. ILX's competitive posture is based on the distinction of its products, the desirability of the locations of its properties, the quality of the amenities ancillary to the timeshare weeks, the value received for the price and the availability of a variety of destination locations. ILX employs approximately 500 people. ILX plans to continue exploring options for the acquisition or development and marketing of new resort facilities.

         ILX will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with such provisions and any related offers by ILX.

Wholly Owned Subsidiaries of ILX

         Varsity Clubs of America Incorporated. In 1988, ILX formed VCA to participate in a joint venture with a wholly owned subsidiary of Coachman Incorporated, a publicly traded corporation. In March, 1992, VCA acquired all of Coachman Incorporated's subsidiary's interest in the Varsity Clubs joint venture, giving VCA 100% ownership of the venture.

         VCA was formed to capitalize on a perceived niche market: the potential demand for high quality accommodations near prominent colleges and universities with nationally recognized athletic programs. Large universities host a variety of sporting, recreational, academic and cultural events that create a substantial and relatively constant influx of participants, attendees and spectators. The Varsity Clubs concept is a lodging alternative targeted to appeal to university alumni, basketball or football season ticketholders, parents of university students and corporate sponsors of university functions, among others. The Varsity Clubs concept is designed to address the specific needs of these individuals and entities by creating specialty timeshare hotels that have a flexible ownership structure, enabling the purchase of anything from a single day (such as the first home football game) to an entire football season. Each Varsity Clubs facility will operate as a hotel to the extent of unsold or unused timeshare inventory. See "Risk Factors -- New Concept; Uncertainty of Market Acceptance."

         The prototype Varsity Clubs facility is an all-suite, 62 unit lodging facility that features amenities such as The Stadium (a sports-theme atrium lounge), a private Member's Lounge, exercise facilities, a swimming pool and whirlpool spa, complete business services and other facilities popular with the target market of likely purchasers. The prototype Varsity Clubs facility is expandable to approximately 90 units, without the need to acquire additional real property, and can be built in smaller configurations if warranted by a particular market.

         The first Varsity Clubs facility was completed in August 1995 and is located in Mishawaka, Indiana, approximately 2.8 miles from the University of Notre Dame. The Indiana facility is owned, to the full extent of unsold timeshare interests, by VCA South Bend Incorporated, a wholly owned subsidiary of VCA. VCA South Bend Incorporated is affiliated with Varsity Clubs of America
- -- South Bend Chapter, a not-for-profit corporation whose members are the owners of timeshare interests in the Indiana facility. Indiana, Arizona, Illinois, Florida and Pennsylvania have authorized VCA South Bend Incorporated to sell timeshare interests in the Indiana facility in those states. The Indiana Varsity Clubs facility is, as of December 31, 1995, encumbered by a first position mortgage and note in the amount of $4,186,869, the principal of which is payable through release fees, with interest payable monthly at the rate of 13%. The note matures in November 1998. The mortgage further secures sales of consumer notes receivable with recourse in the amount of approximately $2.3 million at December 31, 1995.

         The site for the second Varsity Clubs facility was acquired in July, 1995 and is located in Tucson, Arizona, approximately 2.3 miles from the University of Arizona. The Arizona property is owned by VCA Tucson Incorporated, a wholly owned subsidiary of VCA, under a contract for sale with a balance of $701,400. In July, 1995, VCA Tucson Incorporated received a written commitment for construction financing for the Arizona facility in the amount of $6 million, which is expected to be sufficient to build and furnish the property. In addition, the commitment includes up to $20 million in financing for eligible notes received from the sale of timeshare interests in the Arizona facility. The associated agreements were filed as exhibits to ILX's 10-K and the foregoing description is qualified in its entirety by reference to those agreements. Construction of the Arizona facility is tentatively scheduled to commence in 1996.

         VCA is considering various other sites for development of Varsity Clubs facilities in the next five to seven years, in addition to the Varsity Clubs facility in Indiana and the proposed facility in Tucson, Arizona. Due to the existence of larger and better financed competitors in the lodging industry, ILX's management believes that VCA's ability to capitalize on this perceived market niche depends, in part, on the successful implementation of a reasonably aggressive development strategy.

         ILE Sedona Incorporated. In September, 1988, ILX acquired, through its wholly owned subsidiary, ILE Sedona Incorporated ("ILES"), a 40% interest in BIS-ILE, the owner in fee simple of the Los Abrigados Resort & Spa. During 1989, ILX acquired additional interests that increased its ownership in BIS-ILE. On January 8, 1990, BIS-ILE filed a petition for relief with the United States Bankruptcy Court for the District of Arizona, under Chapter 11 of the Bankruptcy Code. At that time, ILX owned 55.875% of BIS-ILE. Sales of vacation ownership interests in Los Abrigados Resort & Spa ceased on January 8, 1990, pending completion of the Chapter 11 filing. During 1990, while BIS-ILE prepared its plan of reorganization, and in anticipation of that plan, ILX increased its interest in BIS-ILE to 89.999%. On August 26, 1991, the Bankruptcy Court approved BIS-ILE's amended plan of reorganization and sales of vacation ownership interests in Los Abrigados Resort & Spa resumed on September 20, 1991, following the successful reorganization. Pursuant to the plan, on September 10, 1991, Los Abrigados Partners Limited Partnership, an Arizona limited partnership ("LAP"), became the successor in interest to BIS-ILE. ILX, directly and through ILES, owns a total of 78.5% of LAP, which now owns the Los Abrigados Resort & Spa. LAP's other partners are Alan Mishkin (11.5%) and MEI (10%). ILES serves as LAP's general partner. LAP has contracted with ILX to manage the resort and to market fee simple interval ownership interests in the resort through the sale of membership interests in the Sedona Vacation Club. The management contract between ILX and LAP will terminate in September, 1996, unless otherwise renewed pursuant to the terms of the contract or unless sooner terminated by 90% of the owners of timeshare interests in the Sedona Vacation Club. It is the opinion of ILX's management that the management contract will be renewed on equal or more favorable terms to ILX.

         Red Rock Collection Incorporated. Red Rock Collection Incorporated, an Arizona corporation ("Red Rock Collection"), has, since July, 1994, been engaged in the manufacture and distribution of personal care products. The complete product line consists of spa and salon formulated products for face, body, bath and hair care. The Red Rock Collection corporate headquarters are located at 3840 North 16th Street, Phoenix, Arizona. This 8400 square foot building is leased by Red Rock Collection and houses the executive offices, customer service, accounting, warehouse and shipping operations, as well as telemarketing offices for the Company's timeshare sales operations.

         Currently, Red Rock Collection products primarily are marketed through resort properties owned and operated by ILX. This resort-based sales program includes an upscale amenities line, an in-room gift basket promotion and retail product sales at ILX resort venues. Red Rock Collection products are also used by ILX and its subsidiaries as tour promotion incentives. The products are given as gifts to individuals who attend timeshare tours and presentations. Red Rock Collection then markets by direct mail to the resort and tour customers who have received and/or used the Red Rock Collection products. Red Rock Collection is also exploring opportunities to offer its spa formulated products to outside developers for premiums, to other resorts and hotels for amenities and through salons.

         On February 2, 1993, ILX acquired, through a stock subscription offering, 71.4% of the issued and outstanding common stock of Red Rock Collection. ILX agreed to contribute (at prices mutually acceptable to ILX and Red Rock Collection) $700,000 in goods and services at Los Abrigados Resort & Spa in exchange for its Red Rock Collection stock. Effective February 11, 1994, ILX acquired the remaining 28.6% of Red Rock Collection's issued and outstanding common stock from Alan R. & Carol Mishkin and from MEI. In exchange for the Red Rock Collection stock, ILX issued to the Mishkins and MEI each 61,500 shares of restricted ILX Common Stock and each a promissory note in the principal amount of $150,000, requiring the payment of 10% interest annually and due and payable in 36 equal monthly installments of $4,840.08 commencing March 11, 1994 and ending with a final payment on February 11, 1997.

         Genesis Investment Group, Inc. Genesis Investment Group, Inc. is an Arizona corporation, ("Genesis") and, as of November 1, 1993, a wholly owned subsidiary of ILX. Genesis' business is the holding and liquidating of ownership interests in real estate (both fee and liens), most of which is unimproved, and the developing and selling of timeshare interests. In August, 1995, Syracuse Project Incorporated, a wholly owned subsidiary of Genesis, became the general partner of Orangemen Club Limited Partnership, a New York limited partnership. The partnership contracted (on a non-recourse basis) to acquire three floors of a hotel from Hotel Syracuse, Inc. The hotel is located within 2 miles of Syracuse University. The purpose of the partnership is to renovate and sell timeshare interests in the portion of the hotel that is to be acquired by the partnership. The Genesis subsidiary owns an 80% interest in the partnership. The associated agreements are incorporated into ILX's 10-K and the foregoing description is qualified in its entirety by reference to those agreements. The status of this project is unclear due to the pending bankruptcy of an affiliate of Hotel Syracuse, Inc. However, all associated agreements are non-recourse to ILX.

         ILX acquired Genesis through the merger of Genesis into ILX's wholly owned subsidiary, ILE Acquisition Corporation, an Arizona corporation ("ILEAC"), that was effective on November 1, 1993 (the "Merger"). Pursuant to the Merger, holders of Genesis common stock received the right to receive five shares of ILX Common Stock and three shares of Series C Stock for every ten shares of Genesis common stock. (At the time of the Merger, the Genesis shareholders were entitled to receive a maximum of 305,964 shares of the Series C Stock and 509,940 shares of ILX Common Stock.) Since the Merger, Genesis has continued to liquidate its real estate holdings and has acquired an option to purchase 667 timeshare intervals at Los Abrigados Resort & Spa. Pursuant to such option, Genesis has acquired for resale 150 timeshare weeks and Genesis has engaged LAP to market these timeshare interests.

         Prior shareholders of Genesis, who held Genesis stock immediately preceding the Merger (the "Genesis Shareholders") also received certain rights (the "Recovery Rights") in certain proceeds of certain lawsuits (the "Lawsuits") that had been filed by Genesis and two Genesis affiliates, (collectively, the "Plaintiffs") prior to the Merger. The Lawsuits were filed to recover real estate from four partnerships that had claimed that their interests in the real estate were superior to the Plaintiffs' various interests in that real estate. Genesis agreed that, following the Merger, it would act as agent for the Genesis Shareholders solely to (i) pursue the Lawsuits in its reasonable discretion, and
(ii) collect and distribute the proceeds of the Recovery Rights, if any, to the Genesis Shareholders.

         Golden Eagle Resort, Inc. Golden Eagle Resort, Inc. was formed in 1987 to serve as the management company for the Golden Eagle Resort in Estes Park, Colorado. The management contract between ILX and Golden Eagle Resort, Inc. could terminate on May 31, 1997, unless otherwise renewed pursuant to the terms of the contract or unless sooner terminated by 90% of the owners of timeshare interests in the Golden Eagle Resort. It is the opinion of ILX's management that the management contract will be renewed.

         ILE Florida, Inc. ILE Florida, Inc. was formed in 1987 for the purpose of holding 100% of the issued and outstanding stock of Southern Vacations, Inc. Southern Vacations, Inc. owns timeshare interests in the Ventura Resort in Boca Raton, Florida. At the present time, all timeshare interests in the Ventura Resort are being marketed and sold by ILX in Arizona.

         Kohl's Ranch Water Company. Kohl's Ranch Water Company ("KRWC") was acquired in January 1996. KRWC owns various assets associated with providing water service to Kohl's Ranch Lodge and various other properties in the vicinity.

         In addition to the above mentioned wholly owned subsidiaries, ILX also owns three corporations, SHI Health Institute Incorporated, Golden Eagle Realty, Inc., and Red Rock Worldwide Incorporated, none of which has any assets or liabilities or is conducting any business at the present time.

Consulting Arrangements

         Effective June, 1995, ILX entered into Consulting Agreements with Investor Resource Services, Inc., a Florida corporation ("IRC"), and Universal Solutions, Inc., a Colorado corporation ("Universal"), pursuant to which IRC and Universal agreed to provide certain investor relations, broker relations and public relations services. Concurrently, IRC and Universal entered into Consulting Agreements with Martori Enterprises Incorporated ("MEI") under which MEI, the largest shareholder of ILX, agreed to make certain payments to IRC and Universal for their services. Under the terms of the Agreements as amended in the related Option Agreements, each of IRC and Universal receive from ILX a total of 50,000 shares of ILX Common Stock, plus options to purchase an additional 250,000 shares of ILX Common Stock at $1.25 per share. ILX has agreed that the Common Stock received from ILX (including pursuant to the exercise of an option) may be registered pursuant to the terms of the Consulting Agreements. Additionally, MEI agreed to transfer to each of IRC and Universal 50,000 shares of ILX Common Stock together with options to purchase 50,000 shares each at $1.25 per share. The Consulting Agreements are attached to ILX's 10-K and the Option Agreements are attached to the Registration Statement of which this Prospectus is a part, and the above description is qualified in its entirety by reference to the Consulting Agreements and the Option Agreements.


                       RATIO OF EARNINGS TO FIXED CHARGES


         The ratio of earnings to fixed charges for ILX were as follows for the respective periods indicated:

============================================================================================================
                                                              Year Ended December 31
- ------------------------------------------------------------------------------------------------------------
                                           1991           1992         1993         1994          1995
- ------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                        2.40         3.48         3.08          1.05
- ------------------------------------------------------------------------------------------------------------

Coverage Deficiency (in thousands)        ($307)
============================================================================================================

         Fixed charges consist of interest, the amortization of debt issuance costs and an estimated interest factor in rentals. Earnings in the years ended December 31, 1995, December 31, 1994, December 31, 1993 and December 31, 1992 were sufficient to cover the combined fixed charges. Earnings for the year ended December 31, 1991 were not sufficient to do so. The coverage deficiency for the year ended December 31, 1991 represents the excess of fixed charges over earnings.

                                 USE OF PROCEEDS

         ILX  will  not  receive  any  proceeds  from  the  sale of the  Selling
Shareholders' Common Stock pursuant to this Prospectus. The Selling Shareholders' Common Stock offered hereby is offered by the Selling Shareholders for their own accounts. See "SELLING SHAREHOLDERS." Pursuant to an agreement among BIS-ILE, ILX, Arthur J. Martori and Alan R. Mishkin dated March 28, 1991 (the "Agreement"), Mr. Mishkin acquired 2,000,000 shares of ILX Common Stock (the "Mishkin Shares").

Under that Agreement, ILX agreed to register the Mishkin Shares within six months of the date of Mr. Mishkin's payment for the Mishkin Shares, which occurred on September 9, 1991. Since the date of that purchase, Mr. Mishkin contributed 1,166,655 shares of the Mishkin Shares to ILX pursuant to a Contribution of Capital Agreement dated February 20, 1992 among ILX, Arthur J. Martori, Wm. Robert Burns, MEI and Mr. Mishkin. In addition, since the date of his original purchase and payment for the Mishkin Shares, Mr. Mishkin has allowed ILX to postpone the date of registration of those shares. Mr. Mishkin requested that ILX register the Mishkin Shares. ILX has done so and, concurrently, registered the other shares of ILX Common Stock held by the Selling Shareholders. Pursuant to the Agreement, ILX shall bear all expenses associated with the registration.

                              SELLING SHAREHOLDERS

         The Selling Shareholders' Common Stock is being offered for the account of the Selling Shareholders. The table below sets forth certain information as of March 31, 1996, including the name of each Selling Shareholder, his position, office or material relationships to ILX or its affiliates within the past three year period, the number of shares of the Selling Shareholders' Common Stock owned by each Selling Shareholder prior to the initiation of the offering in May 1994, the number of shares of the Selling Shareholders' Common Stock held by such Selling Shareholder as of March 31, 1996 and the number of shares of the Selling Shareholders' Common Stock to be owned by each such Selling Shareholder upon completion of this Offering, assuming all shares of the Selling Shareholders' Common Stock offered hereby are sold pursuant to this Offering. ILX has no knowledge that any Selling Shareholder plans to dispose of any shares of the Selling Shareholders' Common Stock, except that Investor Resource Services and Universal Solutions likely will offer at least a portion of their shares for sale, and MEI will sell 100,000 shares of Common Stock to Investor Resource Services and Universal Solutions pursuant to the options granted to them.

                            POSITION, OFFICE
                                   OR               COMMON                       COMMON           COMMON
                                MATERIAL            STOCK         COMMON          STOCK            STOCK
                              RELATIONSHIP          OWNED          STOCK         OFFERED        BENEFICIALLY
                               WITH ILX OR         AT DATE       OWNED AS      HEREUNDER BY        OWNED
       SELLING              AFFILIATES WITHIN     OF INITIAL     OF MARCH        SELLING           AFTER
     SHAREHOLDER            THREE-YEAR PERIOD     OFFERING(1)    31, 1996      SHAREHOLDER       OFFERING
     -----------            -----------------     ----------     --------      -----------       --------
Joseph P. Martori(2)       Chairman, Director,     69,842(3)       22,069(4)       22,069(4)         0
                             Chief Executive
                            Officer & Former
                                President

Edward J. Martori(5)            Director          187,707(6)       46,539(6)       46,539(6)         0

Alan R. Mishkin(7)          Former Director     2,475,345       2,012,045       2,012,045            0

Douglas L. Newell           Former Director        31,702          11,702          11,702            0

Nancy J. Stone              President, Chief      127,086        139,586(8)       139,586(8)         0
                           Financial Officer,
                            Director & Former
                             Executive Vice
                                President

William G. Was, Jr.          Former Director      170,000(9)       44,000(10)      44,000(10)        0

Martori Enterprises                **           4,745,488       5,658,547       5,658,547            0
Incorporated(11)

E. Dwayne                    Former Director       31,292               0                            0
Tatalovich

Investor Resource        Consultant       0        400,000   400,000        0
Services(12)

Universal
Solutions(12)            Consultant       0        400,000   400,000        0

1. This combined Prospectus relates to the Registration Statement filed on Form S-3 on May 3, 1996 as well as the Registration Statement filed on Form S-3 at No. 33-75382. Accordingly, for clarification, the above table sets forth the shares owned by the Selling Shareholders as of the date of the initial offering of shares under Registation No. 33-75382.

2. Joseph P. Martori also is a controlling shareholder, officer and director of Martori Enterprises Incorporated.

3. Includes 15,010 shares of ILX Common Stock held by Joseph P. Martori as custodian and trustee under a trust dated February 20, 1978 for the benefit of Christina Ann Martori, and 4,000 shares of ILX Common Stock held by Joseph P. Martori as custodian for his daughter Arianne Terres Martori. Does not include Martori Enterprised Incorporated's shares of ILX Common Stock.

4. Includes 11,010 shares of ILX Common Stock owned by Christina Ann Martori, daughter of Joseph P. Martori, under a trust dated February 20, 1978, 10,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori, and 1059 shares held by Joseph P. Martori as trustee under a trust dated January 30, 1976. Does not include Martori Enterprises Incorporated's shares of ILX Common Stock.

5. Edward J. Martori also is a controlling shareholder, officer and director of Martori Enterprises Incorporated. Shareholdings shown do not include Martori Enterprises Incorporated's shares of ILX Common Stock.

6. Includes 707 shares of ILX Common Stock owned by the Estate of Edward Joseph Martori of which Edward J. Martori is beneficiary and Joseph P. Martori is personal representative.

7. Alan R. Mishkin is a limited partner in the Los Abrigados Partners Limited Partnership.

8.    Includes 10,000 shares owned by Michael Stone, husband to Nancy J. Stone.

9.    Includes 40,000 shares held in the Was Family Trust.

10.   Includes 37,000 shares held in the Was Family Trust.

11. Martori Enterprises Incorporated is a limited partner in the Los Abrigados Partners Limited Partnership.

12. Effective June, 1995, ILX entered into Consulting Agreements with Investor Resource Services, Inc., a Florida corporation, ("IRC") and Universal Solutions, Inc., a Colorado corporation ("Universal"). Pursuant to those Agreements, IRC and Universal agreed to provide certain investor relations, broker relations and public relations services. Concurrently, IRC and Universal entered into Consulting Agreements with Martori Enterprises Incorporated ("MEI") under which MEI, the largest shareholder of ILX, agreed to make certain payments to IRC and Universal for their services. Under the terms of the Agreements as amended by related Option Agreements, each of IRC and Universal received from ILX a total of 50,000 shares of ILX common stock, plus options to purchase an additional 250,000 shares of ILX common stock at $1.25 per share. ILX has agreed that the common stock received from ILX (including pursuant to the exercise of an option) may be registered pursuant to the terms of the Consulting
      Agreements. Additionally, MEI agreed to transfer to each of IRC and Universal 50,000 shares of ILX common stock together with options to purchase 50,000 shares each at $1.25 per share.

                              PLAN OF DISTRIBUTION


         ILX will not receive any proceeds from the sale of the Selling Shareholders' Common Stock pursuant to this Prospectus. The shares of the Selling Shareholders' Common Stock offered hereby may be sold from time to time directly by or for the account of the Selling Shareholders. The Selling Shareholders' Common Stock may be sold in one or more transactions (which may include block transactions) on the NASDAQ Small Cap Market System, in negotiated transactions, or in a combination of those and other methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect transactions by selling the Selling Shareholders' Common Stock to or through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Selling Shareholders' Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Selling Shareholders' Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Selling Shareholders' Common Stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon ILX being notified by the Selling Shareholders, or any of them, that any material arrangement has been entered into with a broker-dealer for the sale of the Selling Shareholders' Common Stock through a block trade, special offering, exchange distribution or other secondary distribution, or a purchase by a broker or a dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) of the Securities Act.

         ILX has agreed to bear the expenses of the registration of the Selling Shareholders' Common Stock, including legal and accounting fees.


          DESCRIPTION OF ILX SECURITIES AND PERTINENT ARIZONA STATUTES

Description of ILX Common Stock

         Each share of ILX Common Stock entitles the holder thereof to one vote in all matters submitted to a vote of ILX's shareholders, except that election of directors shall be by cumulative voting to the extent and in the manner provided by Arizona law. Cumulative voting requires that in any election for board members, each share of stock is entitled to a total number of votes equal to the total number of board members to be elected. Such votes may be cast for one or more directors as the shareholder desires. No holder of ILX Common Stock has any preemptive right to subscribe for or purchase additional shares of ILX's stock. Holders of ILX Common Stock are entitled to share ratably in all dividends not attributable to the Series A or Series C Stock that are declared by the Board of Directors and in all assets available for distribution upon liquidation after giving effect to the liquidation preferences of the Series A, Series B and Series C Stock.

Description of Series A Stock

         Pursuant to the plan of reorganization of BIS-ILE Associates dated September 10, 1991 (see "The Company--Other Wholly Owned Subsidiaries--ILE Sedona Incorporated), the unsecured trade creditors of BIS-ILE Associates agreed to accept 82,540 shares of ILX's non-voting Series A Preferred Stock, $10.00 par value ("Series A Stock"), in full satisfaction of a debt to such trade creditors in the amount of $825,400. Accordingly, ILX authorized 110,000 shares of Series A Stock, 66,011 shares of which remain issued and outstanding at December 31, 1995. Beginning July 1, 1996, the Series

A Stock is entitled to an annual dividend of $.80 per share out of funds legally available therefor. Dividends may not be paid on ILX Common, Series B or Series C Stock until the Series A Stock sinking fund requirements and dividends payments are satisfied.

         The Series A Stock has a liquidation preference of $10.00 per share that is superior to the liquidation preferences of the Series B Stock and Series C Stock and the liquidation rights on the ILX Common Stock. Prior to June 30, 1996, ILX may redeem the Series A Stock at a price of $10.00 per share.
Beginning January 1, 1993, ILX, through one of its affiliates, is required quarterly to make provision for a dividend sinking fund in an amount equal to $100 for each unrescinded timeshare sale at Los Abrigados Resort & Spa made during the preceding calendar quarter, adjusted for certain conversions of Series A Stock into Lodging Certificates, as described below.

         Before June 30, 1996, each holder of Series A Stock may exchange up to $35,000 par value of Series A Stock for "Lodging Certificates" at the rate of one Lodging Certificate for every fifteen shares of Series A Stock so exchanged. Subject to certain conditions, a Lodging Certificate may be exchanged for one night's stay at Los Abrigados Resort & Spa. (ILX recently has notified holders of Series A Stock of an opportunity to exchange their Series A Stock for lodging, food and beverage at Kohl's Ranch Lodge.) Additionally, a holder of more than one thousand shares of Series A Stock may exchange one thousand shares of Series A Stock plus $2,100 for a timeshare membership in the Sedona Vacation Club at Los Abrigados Resort & Spa in Sedona, Arizona. The foregoing discussion of the Series A Stock is qualified in its entirety by reference to the Certificate of Designation of the Series A Stock, a copy of which may be obtained from ILX.

Description of Series B Stock

         Pursuant to the plan of reorganization of BIS-ILE Associates, ILX authorized and issued 275,000 shares of non-voting Series B Convertible Preferred Stock, $10.00 par value ("Series B Stock"), in full satisfaction of a debt to B.I. Sedona, Inc., in the amount of $2,750,000, 55,000 shares of which remain issued and outstanding at December 31, 1995.

         The Series B Stock has a liquidation preference of $10.00 per share that is junior to the liquidation preference of the Series A Stock but senior to the liquidation preference of the Series C Stock and the liquidation rights on the ILX Common Stock. Prior to June 30, 1996, ILX may redeem the Series B Stock at a price of $10.00 per share. From and after July 1, 1996, each share of Series B Stock may be converted into two shares of ILX Common Stock. The conversion rate shall be adjusted for dividends paid in ILX Common Stock, stock splits, reverse stock splits and stock reclassifications.

         Prior to June 30, 1996, a holder of Series B Stock may exchange up to $100,000 par value of Series B Stock for Lodging Certificates at the rate of one Lodging Certificate for every fifteen shares of Series B Stock so exchanged. Additionally, a holder of more than one thousand shares of Series B Stock may exchange one thousand shares of Series B Stock plus $2,100 for a timeshare membership in the Sedona Vacation Club at Los Abrigados Resort & Spa in Sedona, Arizona. The foregoing discussion of the Series B Stock is qualified in its entirety by reference to the Certificate of Designation for the Series B Stock, a copy of which may be obtained from ILX.

Description of Series C Stock

         In connection with the Merger of Genesis into ILX's wholly-owned subsidiary, ILX authorized 309,000 shares of non-voting Series C Convertible Preferred Stock, $10.00 par value ("Series C Stock"). ILX issued 305,652 shares of Series C Stock, of which 290,472 shares remain issued and outstanding at December 31, 1995. The Series C Stock has been issued, along with certain shares of ILX Common Stock, to former Genesis Shareholders in exchange for their Genesis common stock.

         The Series C Stock is entitled to receive dividends, when and as declared by ILX's Board of Directors, out of any funds legally available therefore at the rate of $.60 per share per annum (the "Dividend Preference"), payable in preference and priority to any payment of any dividend on ILX Common Stock but subordinate and subject to the dividend rights of the Series A Stock. Except for Cumulation Shares (as hereafter defined) issuable on conversion or liquidation of the Series C Stock, the right to Dividend Preference is not cumulative. If, during any year prior to the fifth anniversary (November 1, 1998) of the effective date of the Merger between ILX's wholly owned subsidiary, ILEAC, and Genesis (see "The Company - Other Wholly Owned Subsidiaries -- Genesis Investment Group, Inc."), the Dividend Preference is not paid in full, the unpaid portion thereof will accumulate through November 1, 1998 (the total amount of such cumulation expressed in dollars is referred to herein as the "Dividend Arrearage"). ILX is not required to pay the Dividend Preference in cash except upon liquidation. "Cumulation Shares" means the total Dividend Arrearage (as of the date of calculation thereof) owed to any holder of Series C Stock with respect to all shares of Series C Stock owned of record by such holder divided by $6.00. Partial fiscal years are to be equitably prorated. The Series C Stock has a liquidation preference of $10.00 per share plus any Dividend Arrearage allocable to such shares. Such liquidation preference is subordinate to the liquidation preferences of ILX's Series A Stock and Series B Stock. The Series C Stock may be redeemed by ILX at any time on or after November 1, 1996 at a price of $10.00 per share plus payment of all declared but unpaid dividends. At the option of the holder, shares of Series C Stock may be converted into shares of ILX Common Stock after November 1, 1994 but prior to November 1, 2003 at a rate of five shares of ILX Common Stock for every three shares of Series C Stock. A holder of Series C Stock also shall convert the applicable Dividend Arrearage with respect to such shares into ILX Common Stock at the rate of one share of ILX Common Stock for every $6.00 of Dividend Arrearage. This summary of the terms of the Series C Stock is qualified in its entirety by the Certificate of Designation of the Series C Stock, a copy of which may be obtained from ILX.

Arizona Anti-takeover Legislation and Anti-takeover Devices

         Arizona Revised Statutes Sections 10-2701 et seq. were adopted by the Arizona legislature in an attempt to prevent corporate "greenmail" and to restrict the ability to acquire domestic corporations. These statutes generally apply to business combinations or control share acquisitions of "issuing public corporations," which are defined as corporations having a class of equity securities registered pursuant to Section 12 of the Exchange Act or subject to
Section 15(d) of the Exchange Act and either (i) incorporated under the laws of Arizona or (ii) having a principal place of business or principal executive office in Arizona, owning or controlling assets in Arizona that have a fair market value of at least $1,000,000 and having more than 500 employees residing in Arizona. ILX has securities registered pursuant to Section 12 of the Exchange Act and is subject to Section 15(d) of the Exchange Act, and therefore is subject to these statutes. These statutes could impede an acquisition of ILX and its affiliates.

         Arizona Revised Statutes Section 10-2704 limits the ability of a corporation to repurchase stock from a beneficial owner of more than 5% of the voting power of an issuing public corporation unless certain conditions are satisfied. ARS Section 10-2705 limits the ability of the issuing public corporation to enter into or amend any agreements containing provisions that increase the current or future compensation of any officer or director of the issuing public corporation during any tender offer or request or invitation for tenders of any class or series of shares of the issuing public corporation (other than an offer, request or invitation by the issuing public corporation). ARS Section 10-2721 regulates control share acquisitions, defined as a direct or indirect acquisition of beneficial ownership of shares of an issuing public corporation that would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person immediately after the acquisition to exercise either (a) more than 20% but less than 33-1/3% or (b) at least 33- 1/3% but less than 50% or (c) more than 50% of the voting power. Among other things, control share acquisitions exclude statutory mergers and acquisitions, and acquisitions pursuant to security agreements. Within ten days after engaging in a control share acquisition, the acquiring person must deliver to the issuing public corporation an information statement setting forth the identity of the acquiring person and all of its affiliates, the number and class of securities of the issuing public corporation beneficially owned before, and to be acquired in, the control share acquisition, and the terms of the control share acquisition. The shares acquired in a control share acquisition have all the same voting rights as other shares in elections for directors, but do not have the right to vote on other matters unless approved by a resolution of shareholders of the issuing public corporation other than the acquiring person and any officer or director. If the shareholders vote not to accord voting rights to the shares acquired by the acquiring person, the issuing public corporation may redeem the control shares at their then current market price. Finally, in certain circumstances, ARS Section 10-2741 prohibits an issuing public corporation or a subsidiary thereof from engaging in a business combination with any interested shareholder of the issuing public corporation or any affiliate or associate of the interested shareholder for three years after the interested shareholder's share acquisition date.

         The constitutionality of these provisions of Arizona law has not been tested under Arizona or federal law. No assurance can be given that such statutes would withstand any such constitutional challenge. The existence of these statutes may make ILX a less attractive merger or acquisition candidate.

         Except as described above with respect to the statutory provisions of the Arizona anti-takeover laws, ILX has not adopted any anti-takeover devices with respect to its equity or debt securities. See "Risk Factors -- Arizona Anti-takeover Provisions."

                        SEC POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Articles 13 and 14 of ILX's Articles of Incorporation, under certain circumstances, provide for the indemnification of ILX's officers and directors against liabilities they may incur in such capacities. A summary of the circumstances in which such indemnification is provided is contained herein, but that description is qualified in its entirety by reference to Articles 13 and 14 of ILX's Articles of Incorporation.

         In general, any director or officer of ILX is eligible to be indemnified against all expenses, including attorneys' fees, judgments, fines, punitive damages and amounts paid in settlement, that were incurred in connection with a proceeding to which the director or officer was a party as a result of his or her relationship with ILX, unless (1) the individual breached his or her duty of loyalty to ILX, (2) the individual's acts or omissions are not in good faith, (3) the individual engaged in intentional misconduct or knowing violation of law, or (4) indemnification is expressly prohibited by applicable law. In addition, ILX will not indemnify a director or officer for any liability incurred in a proceeding initiated (or participated in as an intervenor or amicus curiae) by the officer or director seeking indemnification unless such initiation or participation is authorized by the affirmative vote of a majority of the directors in office.

         ILX shall advance funds to pay the expenses of any officer or director involved in a proceeding provided ILX receives an undertaking that the individual will repay the funds if it is ultimately determined that he or she is not entitled to indemnification. The indemnification rights granted to ILX's officers and directors are deemed to be a legally binding contract between ILX and each such officer and director. Any repeal, amendment or modification of Articles 13 or 14 of ILX's Articles of Incorporation shall be effective prospectively and shall not affect any prior rights or obligations concerning the indemnification of ILX's officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL OPINION

         The validity, under Arizona corporate law, of the Selling Shareholders' Common Stock being offered hereby may be passed upon by the law firm of Colombo & Bonacci, P.C., 2525 East Camelback Road, Suite 840, Phoenix, Arizona.

No person is authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Prospectus in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of ILX since the date of this Prospectus.
- --------------------------------------------------------------------------------

                                8,734,488 Shares

                                   ----------



                                ILX INCORPORATED


                                  Common Stock



                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------



                                TABLE OF CONTENTS

AVAILABLE INFORMATION .....................................................    2

INCORPORATION BY REFERENCE ................................................    2

RISK FACTORS ..............................................................    3

THE COMPANY ...............................................................    6

RATIO OF EARNINGS TO FIXED CHARGES ........................................   14

USE OF PROCEEDS ...........................................................   14

SELLING SHAREHOLDERS ......................................................   15

PLAN OF DISTRIBUTION ......................................................   17

DESCRIPTION OF ILX SECURITIES AND PERTINENT
 ARIZONA STATUTES .........................................................   17

SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES ............................................   20

LEGAL OPINION .............................................................   21

                        --------------------------------

                                     PART II

                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by ILX.


      Registration Fee........................................     $   5,295.66
      Public accountants' fees................................     $   3,500.00
      Legal fees and expenses.................................     $   5,000.00
      Printing and engraving expenses.........................     $   1,500.00
      Transfer agent's fees...................................     $   1,000.00
                                                                    -----------
                TOTAL.........................................     $  16,295.66
                                                                    ===========

All of the above items, except the Registration Fee, are estimates.

Item 15. Indemnity of the Officers and Directors and Commission Position on Such Indemnity.

         Articles 13 and 14 of ILX's Articles of Incorporation, under certain circumstances, provide for the indemnification of ILX's officers and directors against liabilities they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Articles 13 and 14 of ILX's Articles of Incorporation.

         In general, any director or officer of ILX is eligible to be indemnified against all expenses, including attorneys' fees, judgments, fines, punitive damages and amounts paid in settlement, that were incurred in connection with a proceeding to which the director or officer was a party as a result of his or her relationship with ILX, unless (1) the individual breached his or her duty of loyalty to ILX, (2) the individual's acts or omissions are not in good faith, (3) the individual engaged in intentional misconduct or knowing violation of law, or (4) indemnification is expressly prohibited by applicable law. In addition, ILX will not indemnify a director or officer for any liability incurred in a proceeding initiated (or participated in as an intervenor or amicus curiae) by the officer or director seeking indemnification unless such initiation or participation is authorized by the affirmative vote of a majority of the directors in office.

         ILX shall advance funds to pay the expenses of any officer or director involved in a proceeding provided ILX receives an undertaking that the individual will repay the funds if it is ultimately determined that he or she is not entitled to indemnification. The indemnification rights granted to ILX's officers and directors are deemed to be a legally binding contract between ILX and each such officer and director. Any repeal, amendment or modification of Articles 13 or 14 of ILX's Articles of Incorporation shall be effective prospectively and shall not affect any prior rights or obligations concerning the indemnification of ILX's officers and directors.

Item 16.  Exhibits.

         The Exhibits required by Item 601 of Regulation S-K have been supplied as follows:

Exhibit
Numbers            Description of Exhibit                               Page No.
- -------            ----------------------                               --------

  05               Legal Opinion of Colombo & Bonacci, P.C.

  10               Material Contracts
                   a.  Option Agreement effective June 2, 1995
                       between ILX and Investor Resource Services, Inc.
                   b.  Option Agreement effective June 2, 1995
                       between ILX and Universal Solutions, Inc.
                   c.  Option Agreement effective June 2, 1995
                       between MEI and Investor Resource Services, Inc.
                   d.  Option Agreement effective June 2, 1995
                       between MEI and Universal Solutions, Inc.


  12               Statement Regarding Computation of Ratios

 23.1              Consent of Colombo & Bonacci, P.C.

 23.2              Consent of Deloitte & Touche LLP


Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii)           To  include  any  material   information  with
                                  respect  to  the  plan  of  distribution   not
                                  previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                 (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                              26
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 3, 1996.

                                ILX INCORPORATED



                                By  /s/ Joseph P. Martori
                                ---------------------------------
                                  Joseph P. Martori, Chairman and
                                  Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                              Date
- ---------                      -----                              ----


 /s/ Joseph P. Martori         Chairman/Chief Executive        April 30, 1996
- -----------------------        Officer/Director                -----------------
Joseph P. Martori


 /s/ Nancy J. Stone            President/Chief Financial       April 30, 1996
- -----------------------        Officer/Director                -----------------
Nancy J. Stone


 /s/ Denise Janda              Vice-President/Controller       April 30, 1996
- -----------------------                                        -----------------
Denise Janda


 /s/ Ronald D. Nitzberg        Director                        April 30, 1996
- -----------------------                                        -----------------
Ronald D. Nitzberg


 /s/ Edward J. Martori         Director                        May 2, 1996
- -----------------------                                        -----------------
Edward J. Martori


 /s/ James W. Myers            Director                        April 30, 1996
- -----------------------                                        -----------------
James W. Myers


 /s/ Steven R. Chanen          Director                        May 2, 1996
- -----------------------                                        -----------------
Steven R. Chanen


 /s/ Luis C. Acosta            Director                        April 30, 1996
- -----------------------                                        -----------------
Luis C. Acosta